Exhibit 10.2

“FORM OF”

PROMISSORY NOTE

Borrower: Taronis Fuels, Inc. and Taronis-TGS, LLC

Lender(s): [                  ]

Date of Note: May 26, 2020	Interest Rate: 8% per year

PROMISE TO PAY. Taronis Fuels, Inc., a Delaware corporation, and Taronis-TGS, LLC, a Delaware limited liability company (collectively, the “Borrower”), jointly and severally, promise to pay to [                 ] (collectively, the “Lender”), without set off, in lawful money of the United States of America, the principal amount of Four Million and 00/100 Dollars ($4,000,000) (“Principal”), together with interest at the rate of Eight Percent (8%) per annum on the unpaid outstanding principal balance of this Promissory Note (“Interest”). Interest shall accrue on the unpaid balance of this Promissory Note using an Actual/360 day counting method. Principal and Interest shall be paid in accordance with Schedule A, attached hereto and incorporated by reference herein.

REPAYMENT. The Borrower shall make payments of Principal and Interest in equal monthly installments in accordance with Schedule A.

MATURITY DATE. The Principal amount and accrued Interest on this Promissory Note must be paid in full on or before May 26, 2022.

COLLATERAL. The Borrower shall pledge to the Lender and grant a security interest thereto One Hundred Percent (100%) of the membership interests in [                ] (“Collateral”). The Collateral will be secured by a Membership Interest Pledge Agreement (the “Pledge Agreement”) to be executed herewith. Borrower hereby permits the Lender to file a UCC-1 financing statement with the [                ] Secretary of State perfecting its security interest in the pledged Collateral.

BANK INFORMATION; WIRE INSTRUCTIONS. All amounts due hereunder shall be payable to the nominated bank account(s) of the Lender.

MAXIMUM INTEREST AMOUNT. Any amount assessed or collected as interest under the terms of this Promissory Note will be limited to the maximum amount of interest allowed by state or federal law, whichever is greater. Amounts collected in excess of the maximum lawful amount will be applied first to the unpaid Principal balance of the Promissory Note and any remainder will be paid to the Lender as a fee.

SUBORDINATED NOTE. This Promissory Note shall be subordinated in right to all indebtedness of Borrower for borrowed money payable to a bank or other financial institution, whether incurred before or after the date hereof; provided however, that such subordination shall not impair the obligation of Borrower to make payments on the Promissory Note during any period that Borrower is not in default of such indebtedness and no default under such indebtedness would be caused by such payment.

PREPAYMENT. The Borrower may prepay Principal plus accrued Interest at any time.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Promissory Note:

1.	Payment Default. A “Payment Default” means the Borrower fails to make any payment when due after the expiration of the applicable Cure Period (defined below);

2.	the sale, transfer or other disposition of all or substantially all of Borrower’s assets, without the consent of Lender, which consent shall not be unreasonably withheld;

3.	Borrower becomes unable to pay its debts as they become due, or files a voluntary petition for bankruptcy, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting the material allegations of a petition filed against Borrower in any such proceeding, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of Borrower, or of all of any substantial part of the properties of Borrower, or Borrower or its respective directors or majority equity holders take any action looking to the dissolution or liquidation of Borrower.

4.	Any proceeding against Borrower seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, and such proceeding shall not have been dismissed within sixty (60) days after commencement or, without the consent or acquiescence of Borrower, any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower, is appointed and such appointment shall not have been vacated within sixty (60) days after appointment.

Borrower agrees that if an Event of Default occurs, Lender may, without notice or demand, except as otherwise required by statute or otherwise specifically provided in this Note, accelerate the maturity of this Note and declare the entire unpaid principal balance and all accrued interest at once due and payable, and exercise all other rights and remedies Lender may have under this Note and the Pledge Agreement, including any one or more of the foregoing remedies.

Upon the occurrence of an Event of Default, the outstanding principal and all accrued and unpaid interest of this Note shall bear interest at a rate of 10% per annum, compounded annually from the date of such Event of Default until such principal and accrued interest (and any interest accruing thereon after the occurrence of such Event of Default) shall be paid in full.

OPPORTUNITY TO CURE. Except as otherwise stated herein, upon any Event of Default, Borrower shall be entitled to written notice describing the asserted Event of Default and a thirty (30) calendar day opportunity to cure commencing on the date written notice is received by the Borrower (the “Cure Period”) before Lender may declare Borrower is in full non-cure default. If Borrower defaults upon this Promissory Note, Lender shall deliver written notice to Borrower via email to [                ] notifying Borrower of such default and the reasonable particulars of such default. Receipt of notice shall be deemed received on the date upon which the written notice is sent to the above referenced email addresses.

GOVERNING LAW. This Promissory Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of [                ]. This Promissory Note has been accepted by Lender in the State of [                ].

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of [                ] County, State of [                ].

ATTORNEY’S FEES. If Payee requires the services of an attorney to enforce the payment of this Note or if this Note is collected through any lawsuit, probate, bankruptcy, or other judicial proceeding, Borrower agrees to pay Lender all court costs, attorney’s fees and expenses, and other collection costs incurred by Lender.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $500.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

SUCCESSOR INTERESTS. The terms of this Promissory Note shall be binding upon Borrower and shall inure to the benefit of Lender and its successors and assigns.

Borrower’s Initials __________

NO ORAL AGREEMENTS. This written agreement is the final expression of the agreement between Lender and Borrower and may not be contradicted by evidence of any prior oral agreement or of a contemporaneous oral agreement between Lender and Borrower.

By initialing the boxes to the left, Lender and Borrower affirm that no unwritten oral agreement exists between them.

Lender’s Initials __________

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PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE. BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

By:
Its:

LENDER:

By: